Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BKHI ACQUISITION CORP.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

BKHI Acquisition Corp. (the “Corporation”), a Delaware corporation, hereby certifies as follows:

1. The name of the Corporation is BKHI Acquisition Corp.

2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 14, 2007 under the name BKHI Acquisition Corp.

3. The Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the certificate of incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor.

4. This amended and restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of the Corporation.

5. The text of the certificate of incorporation of the Corporation is hereby amended, restated and integrated to read in its entirety as follows:

FIRST: The name of this corporation is Boo Koo Holdings, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The corporation shall have authority to issue shares of capital stock as follows:

(a)  One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”). Except as otherwise required by law or this Certificate of Incorporation, each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders. There shall be no cumulative voting. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation upon any issuance of Preferred Stock of any series.

(b)  Five Million (5,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the certificate of incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH: Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the By-laws of the Corporation.

SIXTH: The authorized number of directors shall be determined from time to time by resolution of the Board of Directors, provided that the Board of Directors shall consist of at least one director. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term expires. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal.

Any director may be removed from office by the stockholders of the corporation only for cause. Unless and until filled by the stockholders at the applicable annual meeting, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified.

SEVENTH: Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

NINTH: No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the By-laws, and no action shall be taken by the stockholders by written consent.

TENTH: Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ELEVENTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article Eleventh to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article Eleventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TWELFTH:

A. RIGHT TO INDEMNIFICATION

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Article Twelfth, a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section C of this Article Twelfth, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Corporation’s Board of Directors.

B. PREPAYMENT OF EXPENSES

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article Twelfth or otherwise.

C. CLAIMS

If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article Twelfth is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D. NONEXCLUSIVITY OF RIGHTS

The rights conferred on any Covered Person by this Article Twelfth shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any law (common or statutory), the By-laws of the Corporation, this Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article Twelfth shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article Twelfth.

E. OTHER SOURCES

The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person has previously collected as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

F. AMENDMENT OR REPEAL

Any repeal or modification of the foregoing provisions of this Article Twelfth shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

G. OTHER INDEMNIFICATION AND PREPAYMENT OF EXPENSES

This Article Twelfth shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

THIRTEENTH: Except as provided in Article Ninth above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

FOURTEENTH: Notwithstanding anything herein to the contrary, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote generally irrespective of the provisions of Section 242(b)(2) of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on the 18th day of December, 2007.

/s/ Stephen C. Ruffini
Stephen C. Ruffini, Chief Financial Officer, Chief
Operating Officer and Secretary